Exhibit 10.4

VERBAL AGREEMENT
Dd Oct. 28, 2014

This Verbal Agreement («Agreement») is made between Otmane Tajmouati, sole officer and director of Addentax Group Corp. («Director») and Addentax Group Corp. («Corporation»).

This Agreement is witness therefore that Director has agreed to loan the Corporation needed funds, in the amount not more then $8,100 US («Loan»), which is necessary for the registration and operation processes of the Corporation.

In case if the Corporation needs more then the Loan, it has to be certified by written agreement.

The Loan is unsecured and does not bear any interest. The Loan does not have the repayment date and other provisions.

/s/ Otmane Tajmouati
Sole officer and director of Addentax Group Corp.
Otmane Tajmouati